Exhibit 4.2

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES.  THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED IN THIS SAFE AND UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

NAORIS QUANTUM PROTOCOL INC.

SAFE

(Simple Agreement for Future Equity)

THIS CERTIFIES THAT in exchange for the payment by INSERT NAME (the “Investor”) of INSERT DOLLAR AMOUNT (the “Purchase Amount”) on or about March INSERT DATE, 2026, Naoris Quantum Protocol Inc., a Nevada corporation (the “Company”), hereby issues to the Investor the right to certain shares of the Company’s capital stock, subject to the terms set forth below.

The “Discount Rate” is 20%.

See Section 2 for certain additional defined terms.

1. Events

(a) Equity Financing. If there is an Equity Financing before the expiration or termination of this instrument, the Company will automatically issue to the Investor a number of Safe Shares equal to the Purchase Amount divided by the Discount Price.

In connection with the issuance of Standard Shares or Safe Shares, as applicable, by the Company to the Investor pursuant to this Section 1(a): The Investor will execute and deliver to the Company all transaction documents related to the Equity Financing; provided, that such documents are the same documents to be entered into with the purchasers of Standard Shares, with appropriate variations for the Safe Shares if applicable, and provided further, that such documents have customary exceptions to any drag-along applicable to the Investor, including, without limitation, limited representations and warranties and limited liability and indemnification obligations on the part of the Investor.

(b) Liquidity Event.  If there is a Liquidity Event before the expiration or termination of this instrument, the Investor will, at its option, either (i) receive a portion of the proceeds equal to the Purchase Amount (subject to the following paragraph) or (ii) automatically receive from the Company a number of shares of Common Stock equal to the Purchase Amount divided by the Liquidity Price, if the Investor fails to select the cash option; provided, however, that if the Liquidity Event is a Public Offering, then the Investor shall automatically receive from the Company a number of shares of Common Stock equal to the Purchase Amount divided by the Liquidity Price and the Investor shall not have the cash payment option referred to in clause (i).

In connection with Section 1(b)(i), the Purchase Amount will be due and payable by the Company to the Investor immediately prior to, or concurrent with, the consummation of the Liquidity Event (other than a Public Offering). If there are not enough funds to pay the Investor and holders of other Safes (collectively, the “Cash-Out Investors”) in full, then all of the Company’s available funds will be distributed with equal priority and pro rata among the Cash-Out Investors in proportion to their Purchase Amounts, and the Cash-Out Investors will automatically receive the number of shares of Common Stock equal to the remaining unpaid Purchase Amount divided by the Liquidity Price.  In connection with a Change of Control intended to qualify as a tax-free reorganization, the Company may reduce, pro rata, the Purchase Amounts payable to the Cash-Out Investors by the amount determined by its board of directors in good faith to be advisable for such Change of Control to qualify as a tax-free reorganization for U.S. federal income tax purposes, and in such case, the Cash-Out Investors will automatically receive the number of shares of Common Stock equal to the remaining unpaid Purchase Amount divided by the Liquidity Price.

(c) Dissolution Event. If there is a Dissolution Event before this instrument expires or terminates, the Company will pay an amount equal to the Purchase Amount, due and payable to the Investor immediately prior to, or concurrent with, the consummation of the Dissolution Event. The Purchase Amount will be paid prior and in preference to any Distribution of any of the assets of the Company to holders of outstanding Capital Stock by reason of their ownership thereof. If immediately prior to the consummation of the Dissolution Event, the assets of the Company legally available for distribution to the Investor and all holders of all other Safes (the “Dissolving Investors”), as determined in good faith by the Company’s board of directors, are insufficient to permit the payment to the Dissolving Investors of their respective Purchase Amounts, then the entire assets of the Company legally available for distribution will be distributed with equal priority and pro rata among the Dissolving Investors in proportion to the Purchase Amounts they would otherwise be entitled to receive pursuant to this Section 1(c).

(d) Termination.  This instrument will expire and terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this instrument) upon either (i) the issuance of stock to the Investor pursuant to Section 1(a) or Section 1(b)(ii) (or the proviso contained in Section 1); or (ii) the payment, or setting aside for payment, of amounts due the Investor pursuant to Section 1(b)(i) or Section 1(c).

2. Definitions

“Capital Stock” means the capital stock of the Company, including, without limitation, the “Common Stock” and the “Preferred Stock.”

“Change of Control” means (i) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Company’s board of directors, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

“Company Capitalization” means the sum, as of immediately prior to the Equity Financing, of: (1) all shares of Capital Stock (on an as-converted basis) issued and outstanding, assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities, but excluding (A) this instrument, and (B) all other Safes; and (2) all shares of Common Stock reserved and available for future grant under any equity incentive or similar plan of the Company, and/or any equity incentive or similar plan to be created or increased in connection with the Equity Financing.

“Discount Price” means the price per share of the Standard Shares sold in the Equity Financing multiplied by the Discount Rate.

“Distribution” means the transfer to holders of Capital Stock by reason of their ownership thereof of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of Capital Stock by the Company or its subsidiaries for cash or property other than: (i) repurchases of Common Stock held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to an agreement providing, as applicable, a right of first refusal or a right to repurchase shares upon termination of such service provider’s employment or services; or (ii) repurchases of Capital Stock in connection with the settlement of disputes with any stockholder.

“Dissolution Event” means (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the Company’s creditors or (iii) any other liquidation, dissolution or winding up of the Company (excluding a Liquidity Event), whether voluntary or involuntary.

“Equity Financing” means a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells Preferred Stock or Common Stock at a fixed pre-money valuation and raises at least $10,000,000

“Liquidity Capitalization” means the number, as of immediately prior to the Liquidity Event, of shares of Capital Stock (on an as-converted basis) outstanding, assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities, but excluding: (i) shares of Common Stock reserved and available for future grant under any equity incentive or similar plan; (ii) this instrument; (iii) other Safes; and (iv) convertible promissory notes.

“Liquidity Event” means a Change of Control or a Public Offering.

“Liquidity Price” means the price per share equal to: the fair market value of the Common Stock at the time of the Liquidity Event, as determined by reference to the purchase price payable in connection with such Liquidity Event, multiplied by the Discount Rate.

“Public Offering” means (i) the closing of the Company’s first firm commitment underwritten initial public offering of Common Stock pursuant to a registration statement filed under the Securities Act or (ii) the closing of an offering under Regulation A of the Securities Act in which the Company raises at least $20,000,000 in gross proceeds.

“Safe” means an instrument containing a future right to shares of Capital Stock, similar in form and content to this instrument, purchased by investors for the purpose of funding the Company’s business operations.

“Safe Shares” means the shares of a series of Preferred Stock or Common Stock issued to the Investor in an Equity Financing or a Public Offering, having the identical rights, privileges, preferences and restrictions as the Standard Shares, other than with respect to: (i) the per share liquidation preference and the conversion price for purposes of price-based anti-dilution protection, which will equal the Discount Price; and (ii) the basis for any dividend rights, which will be based on the Discount Price.

“Standard Shares” means the shares of a series of Preferred Stock or Common Stock issued to the investors investing new money in the Company in connection with the initial closing of the Equity Financing or Public Offering.

3. Company Representations

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b) The execution, delivery and performance by the Company of this instrument is within the power of the Company and, other than with respect to the actions to be taken when equity is to be issued to the Investor, has been duly authorized by all necessary actions on the part of the Company. This instrument constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.  To the knowledge of the Company, it is not in violation of (i) its current certificate of incorporation or bylaws, (ii) any material statute, rule or regulation applicable to the Company or (iii) any material indenture or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.

(c) The performance and consummation of the transactions contemplated by this instrument do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material indenture or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.

(d) No consents or approvals are required in connection with the performance of this instrument, other than: (i) the Company’s corporate approvals; (ii) any qualifications or filings under applicable securities laws; and (iii) necessary corporate approvals for the authorization of Capital Stock issuable pursuant to Section 1.

(e) To its knowledge, the Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted, without any conflict with, or infringement of the rights of, others.

4. Investor Representations

(a) The Investor has full legal capacity, power and authority to execute and deliver this instrument and to perform its obligations hereunder. This instrument constitutes valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) The Investor is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act. The Investor has been advised that this instrument and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is purchasing this instrument and the securities to be acquired by the Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time. The Investor has carefully reviewed and fully understands the risks associated with this investment that are set forth in Exhibit A to this Safe.

5. Registration Rights

(a) If, at any time, the Company proposes to register any of its shares of Common Stock under the Securities Act (other than a registration on Form S-4, S-8, or another form not permitting registration for resale by the Investor), whether for its own account or for the account of other securityholders, the Company will promptly give the Investor written notice of such registration. Upon the written request of the Investor given within twenty (20) days after mailing of such notice by the Company, the Company will, subject to the provisions of Section 5(b) hereof, use its commercially reasonable efforts to cause to be registered under the Securities Act all of the shares of Common Stock issuable upon conversion of this Safe (or upon conversion of preferred stock or another security received upon conversion of this Safe) that the Investor has requested to be registered.

(b) Notwithstanding the foregoing, if the managing underwriter advises the Company that the inclusion of all securities requested to be included in such registration would materially and adversely affect the successful marketing of the offering, the Company will be required to include in the registration, first, the securities the Company proposes to sell for its own account, and second, the securities requested to be included in such registration by the holders of registration rights (including the Investor), on a pro rata basis among such holders based on the number of shares requested to be registered by each such holder.

(c) The Company will pay all registration expenses, including the fees and expenses of one counsel for all selling securityholders, in connection with any piggyback registration pursuant to this Section 5. The selling securityholders (including the Investor) will pay all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of their respective shares.

(d) The registration rights set forth in this Section 5 shall terminate and be of no further force or effect with respect to any shares of Common Stock when such shares are eligible for sale by the Investor without restriction as to volume or manner of sale pursuant to Rule 144 under the Securities Act.

6. Miscellaneous

(a) Any provision of this Safe may be amended, waived or modified by written consent of the Company and either (i) the Investor or (ii) the majority-in-interest of all then-outstanding Safes with the same “Discount Rate” as this Safe (and Safes lacking one or both of such terms will be considered to be the same with respect to such term(s)), provided that with respect to clause (ii): (A) the Purchase Amount may not be amended, waived or modified in this manner, rather (B) the consent of the Investor and each holder of such Safes must be solicited (even if not obtained), and (C) such amendment, waiver or modification treats all such holders in the same manner. “Majority-in-interest” refers to the holders of the applicable group of Safes whose Safes have a total Purchase Amount greater than 50% of the total Purchase Amount of all of such applicable group of Safes.

(b) Any notice required or permitted by this instrument will be deemed sufficient when delivered personally or by overnight courier or sent by email to the relevant address listed on the signature page, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address listed on the signature page, as subsequently modified by written notice.

(c) The Investor is not entitled, as a holder of this instrument, to vote or receive dividends or be deemed the holder of Capital Stock for any purpose, nor will anything contained herein be construed to confer on the Investor, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action or to receive notice of meetings, or to receive subscription rights or otherwise until shares have been issued upon the terms described herein.

(d) Neither this instrument nor the rights contained herein may be assigned, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this instrument and/or the rights contained herein may be assigned without the Company’s consent by the Investor to any other entity who directly or indirectly, controls, is controlled by or is under common control with the Investor, including, without limitation, any general partner, managing member, officer or director of the Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the Investor.

(e) In the event any one or more of the provisions of this instrument is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this instrument operate or would prospectively operate to invalidate this instrument, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this instrument and the remaining provisions of this instrument will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(f) All rights and obligations hereunder will be governed by the laws of the State of Nevada, without regard to the conflicts of law provisions of such jurisdiction.

(g) The parties acknowledge and agree that for United States federal and state income tax purposes this Safe is, and at all times has been, intended to be characterized as stock, and more particularly as common stock for purposes of Sections 304, 305, 306, 354, 368, 1036 and 1202 of the Internal Revenue Code of 1986, as amended. Accordingly, the parties agree to treat this Safe consistent with the foregoing intent for all United States federal and state income tax purposes (including, without limitation, on their respective tax returns or other informational statements).

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed and delivered.

NAORIS QUANTUM PROTOCOL INC.

By:

Name:	David Carvalho

Chief Executive Officer

Address: 801 Brickell Ave, Suite 800

Miami, FL 33131

david@naoris.com

INVESTOR:	INSERT NAME

Sign Above

If signer is an entity, specify name and title of authorized signer below:

Name:	INSERT NAME OF ENTITY

Title:	INSERT TITLE (if signer is entity)

Address:	INSERT ADDRESS

Email Address:	INSERT EMAIL ADDRESS

EXHIBIT A

Risk Factor Disclosure

(See Attached)

SUMMARY OF MATERIAL RISK FACTORS

The following summary highlights key risks of investing in the SAFE offered by Naoris Quantum Protocol, Inc. (the “Company”), a newly formed Nevada corporation, and its wholly-owned subsidiary, [insert name of Bahamian corporation], an operating company that was formed in the Bahamas (the “Subsidiary”). This summary is not exhaustive and should be read together with the SAFE and other offering materials. An investment in the SAFE involves a high degree of risk, and investors should be prepared to lose their entire investment.

●	Early-stage company and operational risks.

●	The business is at an early stage with limited operating history and significant execution, financing, personnel, and compliance risks; early-stage ventures frequently fail, and investors may lose their entire investment.

●	The Company’s roadmap depends on developing and scaling complex cybersecurity, blockchain, and post-quantum cryptography technologies; technology development delays, performance shortfalls, or inability to recruit and retain specialized talent may materially impede progress.

●	Legal, regulatory, or standards-setting changes affecting blockchain, digital assets, cybersecurity, and post-quantum cryptography could impose licensing, operational, or cost burdens that adversely impact commercialization and adoption.

●	SAFE instrument risks (discount, no valuation cap; bespoke triggers).

●	Uncapped discount risk: The SAFE has a discount but no valuation cap; if the next equity round occurs at a high valuation, the SAFE may convert at a relatively small ownership percentage, producing materially less investor protection than a capped SAFE.

●	Post-money dilution dynamics: Conversions under post-money SAFEs can result in greater founder/early-holder dilution at the priced round and complex cap table math; multiple simultaneous SAFEs can amplify dilution unpredictably.

●	Trigger mechanics risk: The SAFE contemplates conversion upon a common equity financing above a specified threshold (in addition to preferred rounds); atypical triggers can cause earlier-than-expected conversion or conversion into less protective security classes than standard preferred financing, including conversion into common equity at a discount without preferred protections, adversely affecting investor economics.

●	IPO treatment: Upon an IPO, including a Regulation A offering, the SAFE converts rather than being repaid; investors should not expect principal repayment or interest, and conversion terms may be unfavorable relative to public market pricing.

●	No maturity, no interest, limited rights: SAFEs lack maturity and interest and generally provide no governance, dividend, or liquidation preferences prior to conversion; in downside cases or if no qualifying event occurs, investors may recover less than invested.

●	Information and transferability limits: SAFEs are typically illiquid, transferable only under limited circumstances, and provide limited ongoing information rights absent a negotiated side letter.

●	Financing, capitalization, and liquidity risks.

●	Future financings may be dilutive, may introduce senior securities with preferences, and could include additional SAFEs or token issuances that reduce the relative value of SAFE conversions.

●	There is no assurance of a near-term “priced” financing, liquidity event, or public market for the Company’s securities; timing and terms of any conversion event are uncertain.

●	Securities law and tax characterization risks for SAFEs.

●	U.S. tax treatment of SAFEs can vary (e.g., potential equity vs. variable prepaid forward characterization), affecting holding periods (including QSBS eligibility) and investor tax outcomes; classification depends on specific terms and facts.

●	If the pre-exchange or post-exchange structure includes non-U.S. entities or crypto-asset exposure, U.S. investors could encounter regimes such as PFIC/CFC in certain structures, with adverse tax reporting and outcomes.

●	Dependencies and IP.

●	Public descriptions of the business (including website materials) may not align with the assets, contracts, or personnel transferred in the share exchange, creating a gap between expectations and post-transaction capabilities.

●	Counterparty and consent risk: Required third-party consents, regulatory notifications, or novations may be delayed or denied, disrupting continuity of operations or triggering termination rights under key agreements.

●	Technology and cybersecurity risks (including post-quantum cryptography).

●	While the business positions itself as “post-quantum,” the pace and path of NIST PQC standardization, hybrid migration, and vendor readiness create significant timing and integration risks; migration complexity (keys, certificates, HSMs, protocols) can be underestimated.

●	Quantum threat timelines are uncertain; “harvest-now, decrypt-later” risks and evolving standards may require substantial re-engineering and impose costs before revenues materialize.

●	Core blockchain and cybersecurity systems face threats from exploits, network attacks, and software vulnerabilities; successful attacks could cause service disruption, reputational harm, token value impairment, and legal exposure.

●	Competitive and adoption risks.

●	The markets for decentralized cybersecurity, Web3 infrastructure, and quantum-resilient solutions are competitive and rapidly evolving; larger incumbents or better-funded entrants may outpace the Company in technology, partnerships, standards alignment, or distribution.

●	Customer adoption depends on demonstrable security gains, integration ease, and total cost of ownership; slow adoption, failed pilots, or negative third-party validations could materially reduce growth prospects.

●	Governance and control risks prior to conversion.

●	SAFE holders generally lack voting or control rights until conversion; management and existing equity holders can make decisions (including additional financings, pivots, or strategic transactions) that adversely affect SAFE value.

●	Information asymmetry and disclosure limitations.

●	As a private company raising via SAFEs, the Company is not obligated to provide the type, timing, or frequency of information that public investors receive, and investors may be unable to monitor material changes on a timely basis.

●	Conflicts of interest, related-party transactions, and reorganization discretion.

●	Cross-border group structures and reorganization steps can create actual or perceived conflicts of interest among affiliates; management may exercise broad discretion over use of proceeds and strategic priorities, which may not align with SAFE investors’ preferences.

●	No assurance of liquidity event or favorable conversion terms.

●	There is no guarantee of a qualifying equity financing, IPO, or liquidity event; if none occurs, SAFE investors may hold an illiquid instrument for an extended period with uncertain recovery value.

●	Forward-looking, third-party citation, and validation risks.

●	Public materials citing third-party recognition or potential regulatory relevance of Naoris Protocol do not guarantee commercialization success or regulatory outcomes and may not translate into revenue or investor returns.